Exhibit 2.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STOCOSIL INC.

(originally incorporated on December 11, 2014)

I.

    The name of this Corporation is Stocosil Inc.

II.

    The registered office of this Corporation in the state of Delaware is to be located at 9 E. Loockerman Street, Suite 215, in the City of Dover, County of Kent.  The registered agent in charge thereof is Legalinc Corporate Services Inc.

III.

    The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

    This Corporation is authorized to issue one (1) class of stock, to be designated Common Stock, $.0001 par value per share.  The total number of shares of Common Stock that this Corporation shall have authority to issue is 75,000,000.

V.

    The name and mailing address of the incorporator is as follows:

Pyng Soon, Esq.
17870 Castleton Street, Suite 250
City of Industry, California 91748

VI.

    Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of this Corporation need not be by written ballot.

VII.

    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of this Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

VIII.

A.           No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office.  Any amendment, repeal or modification of this Article Eighth shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

B.           To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this Corporation (and any other persons to which the DGCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, whether involving criminal, civil, administrative, investigative or any other matters. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of any director, officer, employee or other agent of the Corporation existing at the time of such amendment, repeal or modification.

C.           Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall only be prospective and shall not adversely affect the rights under this Article VIII in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

IX.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter provided by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which amends, restates and integrates the Corporation’s existing Certificate of Incorporation, (a) was duly adopted in accordance with Sections 242 and 245 of the DGCL, (b) was duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and (c) has been executed by the Corporation’s duly authorized officer on May 28th, 2015.

STOCOSIL, INC.

By:
Name: Vuong Trieu
Title: President